Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Inventure Foods, Inc.:

We hereby consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-26117, 333-48692, 333-87028, 333-127144, 333-127145, 333-137778, 333-151618, 333-159833 and 333-174394) of Inventure Foods, Inc. of our report dated February 12, 2013, except for Notes 2 and 18 which are dated January 17, 2014, with respect to the balance sheets of Fresh Frozen Foods, LLC, as of December 31, 2012 and 2011, and the related statements of income, changes in members’ equity, and cash flows for the years then ended, included in this Current Report (Form 8-K/A).

/s/ Nichols, Cauley & Associates, LLC

Atlanta, Georgia

January 24, 2014

NICHOLS, CAULEY & ASSOCIATES, LLC

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